Exhibit 99.1

News from

Arch Coal, Inc.

FOR FURTHER INFORMATION:

Logan Bonacorsi
Investor Relations

314/994-2766

FOR IMMEDIATE RELEASE

Arch Coal, Inc. Reports Second Quarter 2017 Results

Returns $60 million to shareholders through share repurchases and dividends

Raises 2017 coking coal sales guidance

Announces sale of Lone Mountain Processing complex

ST. LOUIS, July 27, 2017 — Arch Coal, Inc. (NYSE: ARCH) today reported second quarter 2017 net income of $37.2 million, or $1.48 per diluted share, compared with $51.7 million, or $2.03 per diluted share, in the first quarter of 2017. Excluding certain charges, adjusted diluted earnings per share (“adjusted EPS”) (1) was $1.85. The charges for the second quarter include non-cash sales contract amortization, reorganization expenses and early debt extinguishment charges and related tax impact. The company earned adjusted earnings before interest, taxes, depreciation, depletion, amortization, reorganization items and early debt extinguishment charges (“adjusted EBITDAR”)(1) of $95.4 million in the second quarter of 2017.

Revenues totaled $549.9 million for the three months ended June 30, 2017, representing a sequential decline and reflective of the timing of sales in the metallurgical segment as well as anticipated reduced shipment levels in the Powder River Basin typical of the shoulder season.

“While extreme volatility in global metallurgical markets delayed the timing of second quarter spot sales, Arch continued to generate strong free cash flow, execute its operational strategy and make progress on many fronts,” said John W. Eaves, Arch’s chief executive officer. “Since the last update, Arch returned nearly $60 million to shareholders through share repurchases and quarterly dividends; further streamlined its operational structure with the announced sale of the Lone Mountain complex and two other idled facilities; and capitalized on favorable dynamics in seaborne thermal markets. Looking ahead, we are confident in our strengthened annual guidance for coking coal sales, and we continue to execute on our strategic priorities and return capital to shareholders.”

(1)  Adjusted EPS and Adjusted EBITDAR are defined and reconciled in the “Reconciliation of Non-GAAP measures” in this release.

Capital Allocation Progress and Financial Position

During the second quarter, Arch utilized its healthy cash generation to repurchase 711,000 shares of common stock, representing 2.8 percent of shares outstanding, at a total cost of $51 million and an average price of $71.82 per share. At quarter-end, $249 million remained available in the current share repurchase authorization. As previously announced, the share repurchase plan has no time limit.

“We continue to be optimistic about the company’s strong long-term prospects,” said John T. Drexler, Arch’s chief financial officer. “We fully expect to continue to make significant and ongoing purchases under the existing authorization during the remainder of 2017.”

In addition, the company paid $8.6 million in cash dividends to shareholders during the second quarter of 2017. The next quarterly cash dividend payment of $0.35 per common share was approved by the board of directors, and will be paid on September 15, 2017 to stockholders of record at the close of business on August 31, 2017.

Future dividend declarations and share repurchases will be subject to ongoing board review and authorization and will be based on a number of factors, including business and market conditions, Arch’s future financial performance and other capital priorities.

Including the impact of the share repurchases and dividends, Arch’s cash and short-term investment balance grew by $23 million from the end of the first quarter 2017 to over $490 million at June 30, 2017. At quarter-end, Arch’s debt level totaled $330 million, inclusive of the term loan, equipment financing and other debt.

Arch Executes Sale of Lone Mountain Complex

On July 21, 2017, Arch signed a definitive agreement to sell its wholly-owned subsidiary, Lone Mountain Processing Company, LLC. (“Lone Mountain”), to Revelation Energy, LLC (“Revelation”) for $8.3 million. The sale includes the Lone Mountain complex as well as two other idled properties in Central Appalachia. Revelation will assume responsibility for all reclamation liabilities and final mine closure expenses for the properties.

“While we have been successful in placing Lone Mountain’s products in domestic thermal and pulverized coal injection (PCI) markets, margins have been thin or negative in recent months in the face of cost pressures,” said Eaves. “This strategic divestiture will further streamline and strengthen Arch’s key metallurgical segment and allow the company to deepen its focus on its four core coking coal operations.”

As a result of the sale of the company’s highest-cost Appalachian operation, Arch expects the cost structure of its metallurgical segment to benefit over time. After customary working capital adjustments, the company expects to record a pre-tax gain of approximately $15 million to $20 million related to the sale of Lone Mountain. Closing of the transaction is subject to customary closing conditions and is expected to occur within the next 60 days.

Arch’s Commitment to its Fundamental Values

Arch continued to deliver industry-leading safety and environmental performances in the second quarter of 2017. Arch’s total-incident rate for the first half of 2017 was more than three times better than the national coal industry average. Arch also achieved a perfect environmental compliance record for the period. Notably, the Coal Creek operation was recognized with the Rocky Mountain Coal Mining Institute regional safety award. This is the fifth time Coal Creek has received this prestigious honor.

“We congratulate our mine personnel for continuing to earn external recognition for outstanding safety and environmental performances,” said Paul A. Lang, Arch’s president and chief operating officer.  “In addition, three operations attained A Perfect Zero — a dual goal of operating without a reportable safety incident or SMCRA environmental violation — in the second quarter. These achievements exemplify our constant commitment to operating in a safe and environmentally responsible manner. We commend the hard work and focus of our employees in these critical areas of performance.”

Arch’s Operational Results

“During the second quarter, Arch’s mining complexes ran well and each operating segment delivered solid cash flow,” said Lang. “Good cost control and judicious capital spending are top priorities at Arch, and we are currently expecting to deliver strong operational results in the year’s second half. At the same time, we are working to opportunistically and selectively place our uncommitted volume, with the objective of enhancing future profitability.”

	Metallurgical
	2Q17	1Q17

Tons sold (in millions)	2.1	2.1
Coking	1.5	1.5
PCI	0.3	0.1
Thermal	0.3	0.5
Average sales price per ton	$90.59	$90.84
Coking	$103.44	$105.51
PCI	$72.26	$62.34
Thermal	$42.02	$47.64
Cash cost per ton	$60.95	$57.67
Cash margin per ton	$29.64	$33.17

Cash cost per ton is defined and reconciled under “Reconciliation of non-GAAP measures”. Mining complexes included in this segment are Beckley, Leer, Lone Mountain, Mountain Laurel and Sentinel

In the Metallurgical segment, Arch delivered solid cash margins despite limited spot buying activity in seaborne metallurgical markets during much of the quarter. Average coking coal realizations continued to benefit from strong pricing on index-linked tons that priced in the second quarter, but were offset to some degree by an increased percentage of annual fixed-priced tons that shipped during the period. Higher per-ton cash costs in the segment were driven mainly by higher costs at the Lone Mountain complex and challenging operating conditions in the last panel of the Alma seam at the Mountain Laurel complex. Excluding Lone Mountain, segment cash costs for the second quarter would have been $57.15 per ton — which, while higher than the expected cash costs in the year’s second half, would still place Arch well below the average cost structure for the U.S. metallurgical coal industry. Due to the outlook for increased coking coal volumes in the back half of the year, Arch remains confident in its 2017 cash cost guidance of $51.00 per ton to $56.00 per ton, excluding Lone Mountain.

	Powder River Basin
	2Q17	1Q17

Tons sold (in millions)	18.1	21.3
Average sales price per ton	$12.55	$12.57
Cash cost per ton	$10.82	$10.33
Cash margin per ton	$1.73	$2.24

Cash cost per ton is defined and reconciled under “Reconciliation of non-GAAP measures”. Mining complexes included in this segment are Black Thunder and Coal Creek

In the Powder River Basin, second quarter 2017 sales volumes declined 15 percent when compared with the first quarter of 2017 due largely to typical shoulder season decline, while the average sales price per ton was essentially flat when compared with the prior-quarter period. Segment cash costs increased $0.49 per ton over the first quarter of 2017, primarily reflecting the impact of lower volume levels in the segment and an unplanned repair expense. Given strong cost control coupled with expected shipment levels in the year’s second half, Arch is reducing the top end of its cost guidance for the segment. The company now expects cash costs to be in the range of $10.20 per ton to $10.60 per ton for 2017.

	Other Thermal
	2Q17	1Q17

Tons sold (in millions)	2.3	2.3
Average sales price per ton	$33.41	$35.51
Cash cost per ton	$22.06	$23.82
Cash margin per ton	$11.35	$11.69

Cash cost per ton is defined and reconciled under “Reconciliation of non-GAAP measures”. Mining complexes included in this segment are Coal-Mac, Viper and West Elk

In the Other Thermal segment, Arch recorded a second quarter 2017 cash margin of $11.35 per ton compared with $11.69 per ton in the first quarter. Sales volumes were flat during the period, supported by strong international and domestic demand for West Elk, while average sales price per ton declined slightly due to mix of customer shipments. Cash costs per ton declined 7 percent when compared to the prior quarter, reflecting increased sales volume from the low-cost West Elk mine and strong cost control from the other operations in the segment. Given the ongoing demand for Arch’s West Elk product in both domestic and international thermal markets and increased interest in Coal-Mac’s higher-quality product, Arch is lowering its full-year cost guidance for the segment. The company now anticipates cash costs to be in the range of $23.00 per ton to $27.00 per ton for 2017.

Key Market Developments

Metallurgical Coal Markets

•                  At the outset of the second quarter, global coking coal prices increased dramatically to nearly $300 per metric ton following the cyclone-driven rail closures in Queensland. However, very few tons were sold at peak levels as buyers headed to the sidelines and coking coal prices retraced back to pre-cyclone levels by mid-June.

•                  Since then, the market has found support, with recent global supply disruptions moving near-term pricing up strongly. The Platts East Coast price assessment shows all products up roughly $20 per metric ton on average, with High-vol A marks increasing more than $23 to reach $167 per metric ton, since June 20, 2017.

•                  Additionally, imports into China are up strongly year to date and it appears buyers have returned to the market, encouraged in part by the fact that seaborne metallurgical coal is trading at a discount to Chinese domestic production.

•                  Moreover, global hot metal production has provided support with demand up 2.5 percent through the first half of 2017, while global steel prices remain in a fairly healthy and sustainable range.

•                  Counterbalancing the positive demand trends somewhat, global coking coal supply is increasing in response to the stronger pricing environment, led by the United States and Mozambique. Arch continues to believe that metallurgical prices will need to remain well above historical levels to keep these tons in the market and keep the market balanced.

Thermal Coal Markets

•                  Higher temperatures across much of the country in recent weeks should support natural gas prices and advance the continued liquidation of stockpiles. Cooling degree days (CDDs), which are a good indicator of summer temperatures, are more than 2 percent above the five-year average at present.

•                  With a reasonably normal summer and relatively stable natural gas prices, coal inventories could fall below 70 days of supply by year-end. While that is still above projected target levels, it’s a dramatic improvement from the 108 days of supply with which we started 2016.

•                  Moreover, the recent heat has prompted some large U.S. coal consumers — particularly Powder River Basin users — to approach the market to fulfill spot volume needs.

•                  Globally, fundamentals for moving U.S. coal into seaborne thermal markets have remained positive. Arch has continued to leverage higher Newcastle and API2 prices to opportunistically move West Elk and other thermal products into seaborne thermal markets.

Company Outlook

Based on the company’s current expectations regarding the outlook for metallurgical coal markets, Arch has raised its coking coal volume guidance for 2017. Arch now expects to sell between 6.9 million tons and 7.1 million tons of coking coal. At the midpoint of its volume guidance level, Arch is now more than 90-percent committed on coking coal sales for the full year, with more than 20 percent of that committed volume exposed to index-based pricing. At the midpoint of guidance, Arch’s thermal sales are 95-percent committed for the full year 2017.

“Looking ahead, Arch is in a uniquely competitive position to leverage its complementary lines of business to capitalize on strong metallurgical markets and dynamic thermal markets,” said Eaves. “As we progress through the balance of the year, Arch remains financially sound, operationally strong, strategically positioned and completely committed to creating long-term value for our shareholders.”

	2017						2018
	Tons			$ per ton			Tons	$ per ton
Sales Volume (in millions of tons)
Coking	6.9	-	7.1
Thermal	87.0	-	95.0
Total	93.9	-	102.1

Metallurgical (in millions of tons)
Committed, Priced Coking			5.0			$97.14	0.1	$97.37
Committed, Unpriced Coking			1.4				2.0
Total Committed Coking			6.4				2.1

Committed, Priced Thermal Byproduct			0.9			$24.45	0.4	$30.33
Committed, Unpriced Thermal Byproduct			—				—
Total Committed Thermal Byproduct			0.9				0.4

Average Metallurgical Cash Cost				$51.00	-	$56.00

Powder River Basin (in millions of tons)
Committed, Priced			76.4			$12.47	36.5	$12.20
Committed, Unpriced			1.8				3.0
Total Committed			78.2				39.5
Average Cash Cost				$10.20	-	$10.60

Other Thermal (in millions of tons)
Committed, Priced			8.4			$34.61	2.9	$37.94
Committed, Unpriced			—				—
Total Committed			8.4				2.9
Average Cash Cost				$23.00	-	$27.00

Corporate (in $ millions)
D,D&A excluding Sales Contract Amortization				$124	-	$132
Sales Contract Amortization				$50	-	$58
ARO Accretion				$30	-	$32
S,G&A				$85	-	$89
Interest Expense				$23	-	$27
Capital Expenditures				$52	-	$60
Tax Provision				0%	-	3%

As a result of the sale of Lone Mountain, all of its related information has been removed from the guidance table and the thermal line item contained in the Metallurgical Segment has been changed to ‘‘Thermal Byproducts” to more accurately reflect the product.  Through June 30, 2017, Lone Mountain had shipped 344,000 tons of thermal coal and 374,000 tons of PCI coal. For full year, the complex has committed 796,000 tons of thermal coal and 772,000 tons of PCI coal.

Cash cost guidance for the metallurgical segment excludes the Lone Mountain complex.

A conference call regarding Arch Coal’s second quarter 2017 financial results will be webcast live today at 10 a.m. Eastern time. The conference call can be accessed via the “investor” section of the Arch Coal website (http://investor.archcoal.com).

Forward-Looking Statements: This press release contains “forward-looking statements” — that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For us, particular uncertainties arise from changes in the demand for our coal by the domestic electric generation industry; from legislation and regulations relating to the Clean Air Act and other environmental initiatives; from operational, geological, permit, labor and weather-related factors; from fluctuations in the amount of cash we generate from operations; from future integration of acquired businesses; and from numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive or regulatory nature. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. For a description of some of the risks and uncertainties that may affect our future results, you should see the risk factors described from time to time in the reports we file with the Securities and Exchange Commission.

# # #

Arch Coal, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Successor	Predecessor	Successor	Predecessor
	Three Months Ended June 30, 2017	Three Months Ended June 30, 2016	Six Months Ended June 30, 2017	Six Months Ended June 30, 2016
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenues	$549,866	$420,298	$1,150,841	$848,404

Costs, expenses and other operating
Cost of sales	435,038	410,992	896,448	822,002
Depreciation, depletion and amortization	30,701	58,459	62,622	122,158
Accretion on asset retirement obligations	7,623	8,050	15,246	16,356
Amortization of sales contracts, net	14,352	1	29,042	(832)
Change in fair value of coal derivatives and coal trading activities, net	863	1,158	1,717	2,368
Asset impairment and mine closure costs	—	43,701	—	129,221
Selling, general and administrative expenses	22,146	19,019	42,669	38,845
Other operating income, net	(3,549)	(10,561)	(5,859)	(12,781)
	507,174	530,819	1,041,885	1,117,337

Income (loss) from operations	42,692	(110,521)	108,956	(268,933)

Interest expense, net
Interest expense	(6,003)	(45,273)	(15,428)	(89,724)
Interest and investment income	842	933	1,369	2,071
	(5,161)	(44,340)	(14,059)	(87,653)

Income (loss) before nonoperating expenses	37,531	(154,861)	94,897	(356,586)

Nonoperating expense
Net loss resulting from early retirement of debt and debt restructuring	(31)	—	(2,061)	(2,213)
Reorganization items, net	(21)	(21,271)	(2,849)	(25,146)
	(52)	(21,271)	(4,910)	(27,359)

Income (loss) before income taxes	37,479	(176,132)	89,987	(383,945)
Provision for (benefit from) income taxes	319	(245)	1,159	(1,356)

Net income (loss)	$37,160	$(175,887)	$88,828	$(382,589)

Net income (loss) per common share
Basic EPS (LPS)	$1.51	$(8.26)	$3.58	$(17.97)
Diluted EPS (LPS)	$1.48	$(8.26)	$3.52	$(17.97)

Weighted average shares outstanding
Basic weighted average shares outstanding	24,659	21,293	24,834	21,293
Diluted weighted average shares outstanding	25,082	21,293	25,245	21,293

Dividends declared per common share	$0.35	$—	$0.35	$—

Adjusted EBITDAR (A) (Unaudited)	$95,368	$(310)	$215,866	$(2,030)
Adjusted diluted income (loss) per common share (A)	$1.85	$(5.32)	$4.41	$(10.80)

(A) Adjusted EBITDAR and Adjusted diluted income per common share are defined and reconciled under “Reconciliation of Non-GAAP Measures” later in this release.

Arch Coal, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

	June 30,	December 31,
	2017	2016
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$333,548	$305,372
Short term investments	159,822	88,072
Restricted cash	41,755	71,050
Trade accounts receivable	190,256	184,483
Other receivables	21,504	19,877
Inventories	137,056	113,462
Other current assets	61,474	96,306
Total current assets	945,415	878,622

Property, plant and equipment, net	1,007,570	1,053,603

Other assets
Equity investments	104,015	96,074
Other noncurrent assets	75,058	108,298
Total other assets	179,073	204,372
Total assets	$2,132,058	$2,136,597

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$127,059	$95,953
Accrued expenses and other current liabilities	169,533	205,240
Current maturities of debt	7,414	11,038
Total current liabilities	304,006	312,231
Long-term debt	315,639	351,841
Asset retirement obligations	342,680	337,227
Accrued pension benefits	32,092	38,884
Accrued postretirement benefits other than pension	101,407	101,445
Accrued workers’ compensation	186,128	184,568
Other noncurrent liabilities	65,048	63,824
Total liabilities	1,347,000	1,390,020

Stockholders’ equity
Common Stock	250	250
Paid-in capital	694,780	688,424
Retained earnings	113,574	33,449
Treasury stock, at cost	(51,043)	—
Accumulated other comprehensive income	27,497	24,454
Total stockholders’ equity	785,058	746,577
Total liabilities and stockholders’ equity	$2,132,058	$2,136,597

Arch Coal, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(In thousands)

	Successor	Predecessor
	Six Months Ended June 30, 2017	Six Months Ended June 30, 2016
	(Unaudited)	(Unaudited)
Operating activities
Net income (loss)	$88,828	$(382,589)
Adjustments to reconcile to cash provided by operating activities:
Depreciation, depletion and amortization	62,622	122,158
Accretion on asset retirement obligations	15,246	16,356
Amortization of sales contracts, net	29,042	(832)
Prepaid royalties expensed	2,288	1,770
Deferred income taxes	5,996	(418)
Employee stock-based compensation expense	4,942	1,435
Gains on disposals and divestitures	(2,005)	(6,269)
Asset impairment and noncash mine closure costs	—	119,194
Net loss resulting from early retirement of debt and debt restructuring	2,061	2,213
Non-cash bankruptcy reorganization items	—	(14,892)
Amortization relating to financing activities	1,565	7,657
Changes in:
Receivables	(3,864)	(7,776)
Inventories	(23,594)	21,152
Accounts payable, accrued expenses and other current liabilities	(89)	84,160
Income taxes, net	(3,796)	(937)
Other	21,557	(22,634)
Cash provided by (used in) operating activities	200,799	(60,252)

Investing activities
Capital expenditures	(16,922)	(74,137)
Minimum royalty payments	(4,211)	(217)
Proceeds from (consideration paid for) disposals and divestitures	4,186	(3,303)
Purchases of short term investments	(157,364)	(98,750)
Proceeds from sales of short term investments	85,035	94,589
Investments in and advances to affiliates, net	(8,934)	(2,890)
Withdrawals (deposits) of restricted cash	29,295	(4,695)
Cash used in investing activities	(68,915)	(89,403)

Financing activities
Proceeds from issuance of term loan due 2024	298,500	—
Payments to extinguish term loan due 2021	(325,684)	—
Payments on term loan due 2024	(750)	—
Net payments on other debt	(5,207)	(10,293)
Debt financing costs	(8,900)	(18,806)
Net loss resulting from early retirement of debt and debt restructuring	(2,061)	(2,213)
Dividends paid	(8,563)	—
Purchases of treasury stock	(51,043)	—
Cash used in financing activities	(103,708)	(31,312)

Increase (decrease) in cash and cash equivalents	28,176	(180,967)
Cash and cash equivalents, beginning of period	305,372	450,781

Cash and cash equivalents, end of period	$333,548	$269,814

Arch Coal, Inc. and Subsidiaries

Schedule of Consolidated Debt

(In thousands)

	June 30,	December 31,
	2017	2016
	(Unaudited)

Term loan due 2024 ($299.3 million face value)	$297,808	$—
Term loan due 2021 ($325.7 million face value)	—	325,684
Other	32,065	37,195
Debt issuance costs	(6,820)	—
	323,053	362,879
Less: current maturities of debt	7,414	11,038
Long-term debt	$315,639	$351,841

Calculation of net debt
Total debt (excluding debt issuance costs)	$329,873	$362,879
Less liquid assets:
Cash and cash equivalents	333,548	305,372
Short term investments	159,822	88,072
	493,370	393,444
Net debt	$(163,497)	$(30,565)

Arch Coal, Inc. and Subsidiaries

Operational Performance

(In millions, except per ton data)

	Successor		Predecessor		Successor		Predecessor
	Three Months Ended June 30, 2017		Three Months Ended June 30, 2016		Six Months Ended June 30, 2017		Six Months Ended June 30, 2016
	(Unaudited)		(Unaudited)		(Unaudited)		(Unaudited)
Powder River Basin
Tons Sold	18.1		15.6		39.4		32.1

Segment Sales	$227.1	$12.55	$204.5	$13.08	$495.2	$12.56	$423.0	$13.16
Segment Cash Cost of Sales	195.7	10.82	183.2	11.72	416.0	10.55	388.9	12.10
Segment Cash Margin	31.4	1.73	21.3	1.36	79.1	2.01	34.1	1.06

Metallurgical
Tons Sold	2.1		2.3		4.2		4.5

Segment Sales	$190.6	$90.59	$122.1	$52.94	$377.7	$90.72	$232.7	$52.05
Segment Cash Cost of Sales	128.2	60.95	125.8	54.52	247.0	59.33	230.1	51.45
Segment Cash Margin	62.4	29.64	(3.6)	(1.58)	130.7	31.39	2.7	0.60

Other Thermal
Tons Sold	2.3		1.4		4.6		2.7

Segment Sales	$77.7	$33.41	$51.4	$35.76	$159.1	$34.45	$102.1	$37.66
Segment Cash Cost of Sales	51.3	22.06	52.3	36.39	105.9	22.93	99.9	36.83
Segment Cash Margin	26.4	11.35	(0.9)	(0.63)	53.2	11.52	2.3	0.83

Total Segment Cash Margin	$120.2		$16.8		$263.0		$39.0

Selling, general and administrative expenses	(22.1)		(19.0)		(42.7)		(38.8)
Liquidated damages under export logistics contracts	—		—		—		(1.6)
Other	(2.7)		2.0		(4.5)		(0.5)

Adjusted EBITDAR	$95.4		$(0.3)		$215.9		$(2.0)

Reconciliation of Non-GAAP Measures

	Successor	Predecessor	Successor	Predecessor
	Three Months Ended June 30, 2017	Three Months Ended June 30, 2016	Six Months Ended June 30, 2017	Six Months Ended June 30, 2016
Total segment sales	$495.4	$378.0	$1,032.0	$757.9
Transportation costs billed to customers	54.5	37.8	118.8	75.3
Coal risk management derivative settlements	—	0.2	—	0.3
Other (1)	—	4.3	0.1	14.9
Revenues	$549.9	$420.3	$1,150.8	$848.4

(1) Other includes coal sales associated with mines that have operated historically but have been idled or disposed of and are no longer part of a segment.

	Successor	Predecessor	Successor	Predecessor
	Three Months Ended June 30, 2017	Three Months Ended June 30, 2016	Six Months Ended June 30, 2017	Six Months Ended June 30, 2016
Total segment cash cost of sales	$375.2	$361.2	$768.9	$718.9
Transportation costs billed to customers	54.5	37.8	118.8	75.3
Risk management derivative settlements—diesel fuel	(0.9)	(1.2)	(1.5)	(2.5)
Other (1)	6.2	13.1	10.2	30.3
Cost of Sales	$435.0	$411.0	$896.4	$822.0

(1) Other includes costs associated with mines that have operated historically but have been idled or disposed of and are no longer part of a segment and operating overhead.

Arch Coal, Inc. and Subsidiaries

Reconciliation of Non-GAAP Measures

(In thousands, except per share data)

Included in the accompanying release, we have disclosed certain non-GAAP measures as defined by Regulation G.

The following reconciles these items to net income and cash flows as reported under GAAP.

Adjusted EBITDAR

Adjusted EBITDAR is defined as net income attributable to the Company before the effect of net interest expense, income taxes, depreciation, depletion and amortization, accretion on asset retirement obligations, amortization of sales contracts and reorganization items, net. Adjusted EBITDAR may also be adjusted for items that may not reflect the trend of future results.

Adjusted EBITDAR is not a measure of financial performance in accordance with generally accepted accounting principles, and items excluded from Adjusted EBITDAR are significant in understanding and assessing our financial condition. Therefore, Adjusted EBITDAR should not be considered in isolation, nor as an alternative to net income, income from operations, cash flows from operations or as a measure of our profitability, liquidity or performance under generally accepted accounting principles.  The Company uses adjusted EBITDAR to measure the operating performance of its segments and allocate resources to the segments.  Furthermore, analogous measures are used by industry analysts and investors to evaluate our operating performance. Investors should be aware that our presentation of Adjusted EBITDAR may not be comparable to similarly titled measures used by other companies. The table below shows how we calculate Adjusted EBITDAR.

	Successor	Predecessor	Successor	Predecessor
	Three Months Ended June 30, 2017	Three Months Ended June 30, 2016	Six Months Ended June 30, 2017	Six Months Ended June 30, 2016
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net income (loss)	$37,160	$(175,887)	$88,828	$(382,589)
Income tax (benefit) expense	319	(245)	1,159	(1,356)
Interest expense, net	5,161	44,340	14,059	87,653
Depreciation, depletion and amortization	30,701	58,459	62,622	122,158
Accretion on asset retirement obligations	7,623	8,050	15,246	16,356
Amortization of sales contracts, net	14,352	1	29,042	(832)
Asset impairment and mine closure costs	—	43,701	—	129,221
Net loss resulting from early retirement of debt and debt restructuring	31	—	2,061	2,213
Reorganization items, net	21	21,271	2,849	25,146

Adjusted EBITDAR	$95,368	$(310)	$215,866	$(2,030)

Adjusted net income (loss) and adjusted diluted income (loss) per share

Adjusted net income (loss) and adjusted diluted income (loss) per common share are adjusted for the after-tax impact of reorganization items, net and are not measures of financial performance in accordance with generally accepted accounting principles.  We believe that adjusted net income (loss) and adjusted diluted income (loss) per common share better reflect the trend of our future results by excluding items relating to significant transactions. The adjustments made to arrive at these measures are significant in understanding and assessing our financial condition.Therefore, adjusted net income (loss) and adjusted diluted income (loss) per share should not be considered in isolation, nor as an alternative to net income (loss) or diluted income (loss) per common share under generally accepted accounting principles.

	Successor	Predecessor	Successor	Predecessor
	Three Months Ended June 30, 2017	Three Months Ended June 30, 2016	Six Months Ended June 30, 2017	Six Months Ended June 30, 2016
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net income (loss)	$37,160	$(175,887)	$88,828	$(382,589)

Amortization of sales contracts, net	14,352	1	29,042	(832)
Asset impairment and mine closure costs	—	43,701	—	129,221
Net loss resulting from early retirement of debt and debt restructuring	31	—	2,061	2,213
Reorganization items, net	21	21,271	2,849	25,146
Tax impact of adjustment	(5,180)	(2,298)	(11,505)	(3,213)

Adjusted net income (loss)	$46,384	$(113,212)	$111,275	$(230,054)

Diluted weighted average shares outstanding	25,082	21,293	25,245	21,293

Diluted income (loss) per share	$1.48	$(8.26)	$3.52	$(17.97)

Amortization of sales contracts, net	0.57	—	1.16	(0.04)
Asset impairment and mine closure costs	—	2.05	—	6.07
Net loss resulting from early retirement of debt and debt restructuring	—	—	0.08	0.10
Reorganization items, net	—	1.00	0.11	1.18
Tax impact of adjustments	(0.20)	(0.11)	(0.46)	(0.14)
Adjusted diluted income (loss) per share	$1.85	$(5.32)	$4.41	$(10.80)